EXHIBIT 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this "Agreement") is entered into as of May 20, 2013 by and between Far East Energy Corporation, a Nevada corporation ("Company"), and Jennifer Hance Whitley ("Employee").

WHEREAS, Company wishes to assure itself of the services of Employee as Company's Chief Financial Officer for the period provided in this Agreement, and Employee is willing to perform services for Company for such period, upon the terms and conditions hereinafter provided beginning on the date hereof (the "Effective Date").

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.                  Term. The term of employment under this Agreement shall commence and shall continue for a period ending on May 20, 2016, unless extended or sooner terminated in accordance with the terms hereof (the "Term"). Either Company or Employee may terminate Employee’s employment with or without Cause or for Good Reason (each as defined below). Termination of Employee's employment shall take effect as set forth in Section 6 and, upon the termination taking effect, Employee's right to additional compensation (other than amounts earned, accrued or owing or as otherwise set forth herein) shall terminate. Upon mutual agreement of Company and Employee, this Agreement may be extended for such period as the parties may agree.

2.                  Employment; Duties. During the Term, Employee shall be employed by Company, and Employee shall serve as Company's Chief Financial Officer and shall have such duties, responsibilities and authority as shall be consistent with that position. Employee shall report directly to Company's Chief Executive Officer. Employee shall devote her full business time (except holidays and vacation time described in Section 4), attention and best efforts to all the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of Company.

3.                  Compensation. During the Term, Employee shall receive an annual base salary of not less than US$283,500 (the "Base Salary"), payable in accordance with Company’s normal payroll practices. In addition to the Base Salary, during the Term, Employee shall be eligible to receive an annual discretionary performance cash bonus, with the amount and the performance criteria to be established by the Compensation Committee of Company (the “Compensation Committee”) (or the Board of Directors of Company (the "Board"), at such times as Company does not have a Compensation Committee) (each a "Bonus"). The Compensation Committee (or the Board, at such times as Company does not have a Compensation Committee) may review the Base Salary, Bonus and other compensation of Employee based upon performance and other factors deemed appropriate by the Compensation Committee (or the Board, at such times as Company does not have a Compensation Committee) and make such adjustments, supplemental bonus payments, or other incentive awards as it deems appropriate. Notwithstanding the foregoing, in no event will the Base Salary be less than an annual rate of US$283,500. In addition to the Base Salary, the Bonus and other compensation described in this Section 3, to the extent permitted by applicable law, Employee shall be entitled to receive any benefits and fringes (whether subsidized in part, or paid for in full, by Company), including, but not limited to, medical, dental, life and disability insurance which Company now or in the future pays or subsidizes for any of its employees in the same class as Employee whose primary location of work for Company is in the United States.

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4.                  Holidays and Vacation. During the Term, Employee shall be entitled to receive the designated holidays established by Company during each calendar year. Any holiday time accruing during one calendar year must be used by Employee during the calendar year in which such holiday time accrues and shall not carry over to the succeeding year. Employee shall be entitled to receive and accrue five (5) weeks of vacation days each year in accordance with Company's vacation policy as such is in effect from time to time.

5.                  Expense Reimbursement. Employee shall be reimbursed by Company in accordance with Company's business travel and expenditure policy for all reasonable and documented out-of-pocket disbursements incurred by Employee in connection with the performance of her services under this Agreement, including but not limited to travel expenses. Such reimbursement shall be made by Company as soon as reasonably practical following Company's receipt of a reimbursement request by Employee in accordance with Company's business travel and expenditure policy.

6.                  Termination.

(a) Death. The Term and Employee's employment hereunder shall terminate upon Employee's death.

(b) Disability. In the event Employee incurs a Disability for a continuous period exceeding sixty (60) days, Company may, at its election, terminate the Term and Employee's employment by giving Employee a notice of termination as provided in Section 6(e). The term "Disability" as used in this Agreement shall mean the inability of Employee to substantially perform her duties under this Agreement, as a result of a physical or mental illness or personal injury she has incurred, as determined by an independent physician selected with the approval of Company and Employee.

(c) Cause. Company may terminate this Agreement and the Term and terminate Employee's employment for Cause by giving Employee a notice of termination as provided in Section 6(e). "Cause" shall mean: (i) Employee's gross and willful misappropriation or theft of Company's or its subsidiaries’ funds or property, (ii) Employee's commission of any fraud, misappropriation, embezzlement or similar act, whether or not a punishable criminal offense, or Employee's conviction of or entering of a plea of guilty or nolo contendere to a charge of any felony or crime involving dishonesty or moral turpitude, (iii) Employee's material breach of this Agreement or failure to perform any of her material duties owed to Company or its subsidiaries, or (iv) Employee's commission of any act involving willful malfeasance or gross negligence or Employee's failure to act involving material nonfeasance.

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(d) Good Reason. Employee may terminate her employment and the Term at any time for Good Reason (as defined below) by giving written notice as provided in Section 6(e), which shall set forth in reasonable detail the facts and circumstances constituting Good Reason. Notwithstanding the foregoing, for the termination of employment to be for Good Reason, Employee's "Separation from Service" (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations and applicable guidance issued thereunder (collectively referred to as "Code Section 409A")) must occur within 24 months following the initial existence of one or more of the Good Reason conditions enumerated below. "Good Reason" shall mean the occurrence of any of the following during the Term without Employee's consent and without the same being corrected within thirty (30) days after Company has been given notice thereof:

(i) Company  materially reduces Employee's authority, duties or responsibilities under Section 2;

(ii) Company fails to pay any regular installment of Base Salary to Employee;

(iii) Company materially reduces Employee's Base Salary or eliminates Employee's eligibility to participate in the discretionary performance bonus program for which she is eligible pursuant to Section 3;

(iv) Company materially changes the geographic location of the performance of Employee's duties; or

(v) any other material breach of this Agreement by Company.

(e) Notice of Termination. Any termination of Employee’s employment by Company or by Employee shall be communicated in writing to the other party before the date on which such termination is proposed to take effect and, unless otherwise agreed to by Company and Employee, shall be effective immediately upon such notice. Notwithstanding the foregoing, if Employee elects to terminate her employment for Good Reason, then (i) Employee shall provide notice to Company of the existence of one or more of the Good Reason conditions enumerated above within ninety (90) days of the initial existence of the condition; and (ii) the date of the termination of employment shall be the end of the thirty (30) day "cure" period set forth in Section 6(d) above, or if sooner, the date Company notifies Employee in writing that it will not make a correction.

(f) Assistance After Termination. From and after the termination of Employee’s employment by Company or by Employee, Employee agrees to do or cause to be done all other things and acts, to execute, deliver, file and perform or cause to be executed, delivered, filed and performed all other instruments, documents and certificates as may be reasonably requested by Company or as are necessary, proper or advisable in order to effect the removal, transition, substitution or modification of Employee as an officer, agent, affiliate, director, manager or authorized representative of Company or any of its subsidiaries or any other positions that Employee holds with Company or its subsidiaries.

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(g) Separation and Release. In order to receive any of the payments set forth in Section 7 (except for amounts earned, accrued or owing to which Employee is already entitled as of the date of termination of employment), Employee must first timely execute a separation agreement and release of all claims against Company and its subsidiaries (other than for amounts earned, accrued or owing to which Employee is already entitled as of the date of termination of employment) in a form suitable to Company; provided, however, that Company shall provide Employee with such form on a timely basis so that Employee is able to provide Company with the executed separation agreement and release of claims to ensure that the payments made pursuant to Section 7 hereto are made within the “short term deferral period” within the meaning of Code Section 409A. If Employee fails to timely execute the separation agreement and release of claims so that any period during which Employee may revoke the separation agreement and release of claims pursuant to applicable law has expired before the end of the applicable "short term deferral period," the payments set forth under Section 7 shall be forfeited.

7.                  Payments Upon Termination.

(a) Death or Disability. If Employee's employment shall be terminated by reason of death or Disability, Company shall pay Employee the portion of the Base Salary which would have been payable to Employee through the date her employment is terminated; plus, any other amounts earned, accrued or owing as of the date of death or Disability of Employee but not yet paid to Employee under Section 3. In the event of the death or Disability of Employee, then any payment due under this Section 7(a) shall be made to Employee or Employee's estate, heirs, executors, administrators, or personal or legal representatives, as the case may be. Within one (1) year following Employee's termination of employment due to death or Disability, Employee or Employee's estate, heirs, executors, administrators, or personal or legal representatives, as the case may be, shall be entitled to exercise all options granted to Employee to the extent such options are vested and exercisable at the time of such termination pursuant to this Agreement or otherwise, and all such options not exercised within such one (1) year period shall be forfeited; provided, however, that in no event shall any option be exercisable after its original expiration date. Notwithstanding the foregoing sentence, in no event may Employee or Employee’s estate, heirs, executors, administrators, or personal or legal representatives, as the case may be, exercise such vested and exercisable options later than the earlier of (A) the latest date upon which the option could have expired by its original terms under any circumstances, or (B) the 10th anniversary of the original date of grant of the option.

(b) Cause and Voluntary Termination. If Employee's employment shall be terminated for Cause or Employee terminates her employment (other than for Good Reason, death or Disability), then without waiving any rights or remedies by reason thereof:

(i) Company shall pay Employee her Base Salary and all amounts, in each case, actually earned, accrued or owing as of the date of termination of employment but not yet paid to Employee under Section 3 through the date of termination of employment;

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(ii) Employee shall be entitled to exercise within one (1) year after the date of termination of Employee's employment all options granted to her under this Agreement or otherwise to the extent vested and exercisable at the date of termination of Employee's employment; provided, however that, in the event that the termination is for Cause, Employee shall only be entitled to exercise such vested and exercisable options within ninety (90) days after the date of termination of employment; provided further that in no event may Employee exercise such vested and exercisable options later than the earlier of (A) the latest date upon which the option could have expired by its original terms under any circumstances, or (B) the 10th anniversary of the original date of grant of the option; and

(iii) except as otherwise provided in this subsection (b), Company shall have no further obligations to Employee under this Agreement.

(c) Without Cause; Good Reason; Change of Control. If Employee's employment is terminated by Company without Cause (other than as a result of death or Disability) or Employee terminates her employment for Good Reason:

(i) then Employee shall be entitled to a lump sum payment in an amount equal to one-hundred percent (100%) of the sum of Base Salary and Bonus to which Employee was entitled during the immediately preceding twelve-month period ending on the date she experiences a "Separation from Service" (as defined in Code Section 409A); provided that, notwithstanding the foregoing, if Employee experiences a Separation from Service without Cause or for Good Reason on or within 24 months after a Change of Control (as defined below), then Company shall pay Employee a lump sum payment in an amount equal to two hundred percent (200%) of the sum of the Base Salary and Bonus to which Employee was entitled during the immediately preceding twelve-month period ending on the date she experiences a Separation from Service;

(ii) Employee shall be entitled to all amounts earned, accrued or owing through the date her employment is terminated but not yet paid to Employee under Section 3;

(iii) continued participation in the medical and dental insurance plans available to Company executives in which Employee was participating on the date of termination of employment (or any successor plans) until the earliest of:

(A) the second anniversary of the date of Employee's termination of employment, provided that if Employee's termination of employment by the Company or Employee is in connection with a Change of Control, then Employee shall be entitled to continue to participate in such medical and dental insurance plans until the third anniversary of the date of Employee's termination of employment;

(B) the date this Agreement would have expired but for the occurrence of the termination of employment; or

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(C) the date, or dates, Employee receives coverage and benefits under the medical and dental insurance plans of a subsequent employer (such coverages and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis), provided that if Employee is precluded from continuing her participation in any medical or dental insurance plan as provided in this clause (iii), the Company shall provide her with similar benefits provided under the plan in which she is unable to participate for the period specified in this clause (iii); and

(iv) Employee shall be entitled to exercise within one (1) year after the date of termination of Employee's employment all options granted to her to the extent vested and exercisable at the date of termination of Employee's employment; provided that in no event may Employee exercise such vested and exercisable options later than the earlier of (A) the latest date upon which the option could have expired by its original terms under any circumstances, or (B) the 10th anniversary of the original date of grant of the option.

(d) The payment of the lump sum amount under Section 7(c)(i) shall be made on the 60th day following the date of termination of employment or, if earlier, on the death of Employee; provided that notwithstanding the foregoing, to the extent any payment under Section 8(c)(i) is "nonqualified deferred compensation" within the meaning of Code Section 409A, and Employee is considered a "Specified Employee" of Company within the meaning of Code Section 409A, then such payment shall be made on the date ending on the expiration of six months and three (3) business days following the date of Employee's Separation from Service, or if earlier, upon Employee's death. All options and restricted stock that are not vested and exercisable pursuant to this Agreement or otherwise as of the date of, or as a result of, Employee's termination of employment shall be forfeited. Employee shall not be under any duty or obligation to seek or accept other employment following Employee's termination of employment with Company and its subsidiaries and the amounts due Employee hereunder shall not be reduced or suspended if Employee accepts subsequent employment.

(e) For purposes of this Agreement, a "Change of Control" shall mean:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than forty percent (40%) of the combined voting power of the then-outstanding voting securities of Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Company or any corporation controlled by Company, (B) any acquisition by Employee, by any group of persons consisting of relatives within the second degree of consanguinity or affinity of Employee or by any affiliate of Employee or (C) any acquisition by an entity pursuant to a reorganization, merger or consolidation, unless such reorganization, merger or consolidation constitutes a Change of Control under clause (ii) of this Section 7(e);

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(ii) the consummation of a reorganization, merger or consolidation, unless following such reorganization, merger or consolidation sixty percent (60%) or more of the combined voting power of the then-outstanding voting securities of the entity resulting from such reorganization, merger or consolidation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation;

(iii) the (A) approval by the stockholders of Company of a complete liquidation or dissolution of Company or (B) sale or other disposition (in one transaction or a series of related transactions) of more than 40% of all of the assets of Company and its subsidiaries on a consolidated basis, unless the successor entity existing immediately after such sale or disposition is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such sale or disposition;

(iv) if individuals who, as of the Effective Date constitute the Board of Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Company's stockholders, was approved by a vote of at least a majority of the directors then constituting the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; provided further that in no event shall any such individual be deemed to be a member of the Incumbent Board, whether or not previously or currently a member of the Incumbent Board, if such individual's assumption of office occurs, directly or indirectly, as a result of either an actual or threatened election contest subject to Regulation 14A promulgated under the Exchange Act or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(v) the Board adopts a resolution to the effect that, for purposes hereof, a Change of Control has occurred.

8.                  Gross-ups.

(a) Notwithstanding any other provision in this Agreement to the contrary, and except as set forth below, in the event it shall be determined under the provisions of this Section 8 that any payment or distribution by Company, or by any successor or affiliate of Company (the “Payor”), to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including without limitation any other arrangement or agreement with such Payor, and including a determination (i) with regard to the value of any accelerated vesting of options or stock awards or other forms of compensation, if such vesting occurs in connection with a Change of Control; but (ii) without regard to any additional payments required or calculated under this Section 8) (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision of the Code), or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax and any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) (which is itself payable subject to applicable tax withholdings). This Gross-Up Payment shall be equal to an amount such that Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments after paying all applicable federal, state and local income taxes, FICA at the highest marginal rate (currently, as of the date of this Agreement, 2.35%) and social security taxes owed with respect to such payment. Company’s obligation to make Gross-Up Payments under this Section 8 shall not be conditioned upon Employee's termination of employment in connection with a Change of Control. For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, state and local income taxes at the highest marginal rate of taxation in either the state and locality of Employee's place of employment at the time of the Change of Control or in the state and locality of Employee's residence at the time or times of payment, as applicable, and FICA at the highest marginal rate in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that could be obtained from the deduction of the state and local taxes.

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(b) Notwithstanding the foregoing provisions of this Section 8, if it shall be determined that Employee is entitled to a Gross-up Payment, but that the Payments are less than $10,000 more than the greatest amount (the “Reduced Amount”) that could be paid to Employee such that the receipt of the Payment would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to Employee, and the Payment, in the aggregate, shall be reduced to the Reduced Amount, minus $100. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments under Section 7(c) hereof, but in any event shall be made in such a manner as to maximize the value of all Payments actually made to Employee. Such reduction of the amounts payable hereunder shall be made in the following order: first by reducing or eliminating the portion of the Payments that is payable in cash, including by reducing or eliminating payments under Section 7(c)(i), second by reducing or eliminating the portion of the Payments that is not payable in cash (other than Payments as to which Treasury Regulations Section 1.280G-1 Q/A – 24(c) (or any successor provision thereto) applies (“Q/A-24(c) Payments”)), and third by reducing or eliminating Q/A-24(c) Payments (including by reducing or eliminating the acceleration of any equity awards). In the event that any Q/A-24(c) Payment is to be reduced, such Q/A-24(c) Payment shall be reduced or cancelled in the reverse order of the date of grant of the awards. For purposes of reducing the Payments to the Reduced Amount, only amounts payable under the Agreement (and no other Payments) shall be reduced. If the reduction of amounts payable under this Agreement would not result in the payment of the Reduced Amount, no amounts payable under this Agreement shall be reduced.

(c) Company shall provide written notice to Employee with respect to each Payment promptly after it occurs, setting forth the nature of such Payment. Subject to the provisions of this Section 8, all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a law firm or public accounting firm selected by Employee from among those regularly consulted by Company during the twelve-month period immediately prior to the Change of Control regarding federal income tax matters (the “Firm”). Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change of Control that the Firm is precluded from performing such services under applicable auditor independence rules, if applicable, or (ii) the Audit Committee of the Board determines prior to the Change of Control that it does not want the Firm to perform such services because of auditor independence concerns, if applicable, or (iii) the Firm is serving as accountant, auditor or legal counsel for the individual, entity or group effecting the Change of Control, Employee shall select another nationally recognized public accounting firm or law firm to make the determinations required hereunder (which accounting firm or law firm shall then be referred to as the Firm hereunder). Within 15 days after the Firm has been notified by Employee or Company that a Payment has occurred, the Firm shall provide reasonably detailed supporting calculations with respect to such Payment both to Company and Employee. All fees and expenses of the Firm shall be borne solely by Company. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by Company to Employee within 30 days of the receipt of the Firm’s determination. If Payments are reduced to the Reduced Amount pursuant to Section 8(b) or the Firm determines that no Excise Tax is payable by the Employee without a reduction in Payments, the Firm shall furnish Employee with a written opinion to the effect that Employee is not required to report any Excise Tax on Employee's federal income tax return, and that the failure to report the Excise Tax, if any, on Employee's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. Any determination by the Firm shall be binding upon Company and Employee. Notwithstanding anything in this Section 8 to the contrary, to the extent any payment under this Section 8 is “nonqualified deferred compensation” (within the meaning of Code Section 409A) payable upon Employee's "Separation from Service" (within the meaning of Code Section 409A) and Employee is considered a “Specified Employee” of Company (within the meaning of Code Section 409A), then such payment shall be made on the earlier of Employee's death or the date that is six months and three (3) business days following the date of Employee's Separation from Service. Any payments made pursuant to this Section 8 are intended to be made in accordance with Treasury Regulations Section 1.409A-3(i)(1)(v).

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(d) As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of the initial determination by the Firm hereunder, it is possible that a Gross-Up Payment which will not have been made by Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event that Company exhausts its remedies pursuant to Section 8(e) below and Employee thereafter is required to make a payment of any Excise Tax, the Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Company to or for the benefit of Employee.

(e) Employee shall notify Company in writing of any claim by the U.S. Internal Revenue Service that, if successful, would require the payment by Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after Employee is informed in writing of such claim and shall apprise Company of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which Employee gives such notice to Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

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(i) give Company any information reasonably requested by Company relating to such claim,

(ii) take such action in connection with contesting such claim as Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Company,

(iii) cooperate with Company in good faith in order effectively to contest such claim, and

(iv) permit Company to participate in any proceedings relating to such claim;

provided, however, that Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or federal, state, or local income tax or FICA (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(e), Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of Employee and direct Employee to sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Company shall determine; provided, however, if Company pays such claim and directs Employee to sue for a refund, Company shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or federal, state, or local income tax or FICA (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the U.S. Internal Revenue Service or any other taxing authority.

(f) If, after Company pays a claim pursuant to Section 8(e), Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to Company’s complying with the requirements of Section 8(e)) promptly pay to Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after Company pays a claim pursuant to Section 8(e), a determination is made that Employee shall not be entitled to any refund with respect to such claim and Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such claim paid by Company shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

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(g) Notwithstanding anything to the contrary in the foregoing provisions of this Section 8, (i) payment of any Gross-Up Payment shall not be made later than December 31 of the year next following the year in which the Excise Tax is remitted to the taxing authority, and (ii) reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability, whether federal, state, or local, shall not be made later than the end of the year following the year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the year following the year in which the audit is completed or there is a final non-appealable settlement or other resolution of the litigation.

9.                  Binding Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Employee and Company and their respective heirs, legal representatives and permitted successors and assigns. If Company shall at any time be merged or consolidated into or with any other entity, the provisions of this Agreement shall survive any such transaction and shall be binding on and inure to the benefit and responsibility of the entity resulting from such merger or consolidation (and this provision shall apply in the event of any subsequent merger or consolidation), and Company, upon the occasion of the above-described transaction, shall include in the appropriate agreements the obligation that the payments herein agreed to be paid to or for the benefit of Employee, her beneficiaries or estate, shall be paid.

10.              Dispute Resolution. Employee and Company agree that, in the event any dispute arises out of this Agreement, Employee's employment or separation from employment with Company and its subsidiaries, or the separation agreement and release contemplated by Section 6(g) of this Agreement, and the parties to this Agreement cannot resolve the dispute, the dispute shall be submitted to final and binding arbitration. The arbitration shall be conducted in accordance with the American Arbitration Association's ("AAA") National Rules for the Resolution of Employment Disputes ("Rules"). If the parties cannot agree to an arbitrator, an arbitrator will be selected through the AAA's standard procedures and Rules. The arbitration shall be held in Houston, Texas. Arbitration of the parties’ disputes is mandatory and in lieu of any and all civil causes of action or lawsuits either party may have against the other arising out of this Agreement, Employee's employment or separation from employment with Company and its subsidiaries, or the separation agreement and release contemplated by Section 6(g) of this Agreement, with the exception that either party may seek a temporary restraining order and/or temporary injunctive relief in a court to enforce this Agreement pending arbitration. The prevailing party in any proceeding pursuant to this Section 10, including an arbitration proceeding, or any appeal thereof, shall be entitled to recover attorney’s fees, court costs and all related costs from the non-prevailing party.

11.              Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to effect the intended preservation of such rights and obligations and to the extent that any performance is required following termination of this Agreement. Without limiting the foregoing, Sections 6(f) and (g) and Sections 7 through 23 shall expressly survive the termination of this Agreement.

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12.              Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Employee, her beneficiaries, dependents or legal representatives without Company's prior written consent; provided, however, that nothing in this Section 12 shall preclude (a) Employee from designating a beneficiary to receive any benefit payable hereunder upon her death or (b) the executors, administrators or other legal representatives of Employee or her estate from assigning any rights hereunder to the person or persons entitled thereto.

13.              Compliance with Code Section 409A. It is the intent of this Agreement that no payment to Employee shall result in “nonqualified deferred compensation” within the meaning of Code Section 409A. However, if all or a portion of the payments set forth in this Agreement meet the definition of nonqualified deferred compensation, Company intends that such payments be made in a manner that complies with Code Section 409A. Company shall be entitled to take reasonable steps to fulfill this intent, including, but not limited to, making any amendments to this Agreement as may be necessary to comply with the provisions of Code Section 409A, in each case, without the consent of Employee. Notwithstanding the foregoing, Company does not make any representation that the benefits provided under this Agreement will be exempt from Code Section 409A and makes no undertakings to preclude Code Section 409A from applying to the benefits provided under this Agreement. In addition, a delay of payment shall not, in and of itself, constitute a violation of the deferral or distribution requirements of Code Section 409A or a breach of this Agreement if, based on Company’s reasonable understanding, such payment would limit the ability of Company to take a deduction under Section 162(m) of the Code; provided that payment shall be made at the earliest date at which Company reasonably anticipates that the deduction of the payment amount will not be limited by application of Section 162(m) of the Code or by the end of the calendar year in which Employee terminates employment.

For purposes of applying the provisions of Code Section 409A, each separately identified amount to which Employee is entitled shall be treated as a separate payment. The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Agreement may not be accelerated except as otherwise permitted under Code Section 409A. Furthermore, if any payments are to be made within a specified period of time or during a calendar year, the date of such payment shall be in the sole discretion of Company.

"Terminate," "termination of employment" and words of similar import as used in this Agreement shall mean a "Separation from Service" within the meaning of Code Section 409A.

Payment or reimbursement of expenses incurred by Employee pursuant to this Agreement shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of such expenses eligible for payment or reimbursement, or in-kind benefits provided, in any year shall not affect the amount of such expenses eligible for payment or reimbursement, or in-kind benefits to be provided, in any other year, except for any limit on the amount of expenses that may be reimbursed under an arrangement described in Code Section 105(b). Additionally, any right to expense reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

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14.              Amendments to this Agreement. Except for increases in the Base Salary, Bonus and other compensation made as provided in Section 3, this Agreement may not be modified or amended except by an instrument in writing signed by Employee and Company. No increase in the Base Salary, Bonus or other compensation made as provided in Section 3 will operate as a cancellation or termination of this Agreement.

15.              Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

16.              Severability. If, for any reason, any provision of this Agreement is held invalid, illegal or unenforceable such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement not held so invalid, illegal or unenforceable, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. In addition, if any provision of this Agreement shall be held invalid, illegal or unenforceable in part, such invalidity, illegality or unenforceability shall in no way affect the rest of such provision not held so invalid, illegal or unenforceable and the rest of such provision, together with all other provisions of this Agreement, shall, to the full extent consistent with law, continue in full force and effect; provided, however, that in the event that the separation agreement and release of claims required by Section 6(g) is held to be invalid, illegal or unenforceable, Company shall have no obligation to make the payments set forth in Section 7 of this Agreement until the parties to this Agreement execute a new release in a form suitable to Company and within the time periods set forth in Section 6(g) and, in the event such payments have been made, Employee shall return all payments previously made and the proceeds of any exercises of stock options on or after the date of termination of employment and Employee and Company shall negotiate a new separation agreement and release of claims in good faith. If any provision or part thereof shall be held invalid, illegal or unenforceable, then to the fullest extent permitted by law, a provision or part thereof shall be substituted therefor that is valid, legal and enforceable.

17.              Notices. All notices, requests and other communications under this Agreement must be in writing and will be deemed duly delivered (a) when delivered if delivered in person, (b) three days after being sent by registered or certified mail, return receipt requested, postage prepaid, (c) one day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, (d) on the date of confirmation of receipt of transmission by facsimile or (e) on the date of the notice being sent by e-mail at the e-mail address in the records of Company, in each case to the intended recipient as set forth below (or to such other address, facsimile number, email address or individual as a party may designate by notice to the other parties):

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If to Company:

Far East Energy Corporation

363 North Sam Houston Parkway East

Suite 380

Houston, Texas 77060

Attention: Chairman of Compensation Committee

If to Employee:

Jennifer Hance Whitley

363 North Sam Houston Parkway East

Suite 380

Houston, Texas 77060

Email address: jwhitley@fareastenergy.com

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

18.              Headings. The headings of Sections are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19.              Governing Law. This Agreement has been executed and delivered in the State of Texas, and its validity, interpretation, performance and enforcement, and all disputes and controversies in connection therewith, shall be governed by the laws of Texas, without giving effect to any principles of conflicts of law that would apply any other law.

20.              Withholding. All amounts paid pursuant to this Agreement shall be subject to withholding for taxes (federal, state, local, social security or otherwise) to the extent required by applicable law.

21.              Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission or by email in portable document format (.pdf) shall be as effective as delivery of a manually executed counterpart hereof.

22.              Entire Agreement. This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between Company or any predecessor of Company and Employee except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Employee of a kind elsewhere provided and not expressly provided for in this Agreement.

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23.              Conflict. In the event of any conflict between the terms and conditions of this Agreement, on the one hand, and the terms and conditions of any option, restricted stock or other equity award agreement with Employee or any equity plan of Company, on the other hand, with respect to the exercise of any option, restricted stock or other equity award granted or awarded by Company to Employee, the effect of a Change of Control or the vesting of such option, restricted stock or other equity award upon or following termination of employment or a Change of Control, the terms and conditions of this Agreement shall control.

(Remainder of page intentionally left blank; signature page follows)

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

COMPANY:

FAR EAST ENERGY CORPORATION

By:	/s/ Michael R. McElwrath
Name:	Michael R. McElwrath
Title:	Chief Executive Officer

EMPLOYEE:

By:	/s/ Jennifer Hance Whitley
Jennifer Hance Whitley

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